MANAGEMENT CONTRACT

between

FIDELITY RUTLAND SQUARE TRUST II:

STRATEGIC ADVISERS FIDELITY ALTERNATIVES FUND

and

STRATEGIC ADVISERS LLC

AGREEMENT made this 6th day of March, 2025, by and between Fidelity Rutland Square Trust II, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (hereinafter called the “Fund”), on behalf of Strategic Advisers Fidelity Alternatives Fund (hereinafter called the “Portfolio”), and Strategic Advisers LLC, a Delaware limited liability company (hereinafter called the “Adviser”) as set forth in its entirety below.

1.

(a)

 Investment Advisory Services. The Adviser undertakes to act as investment adviser of the Portfolio and shall, subject to the supervision of the Fund’s Board of Trustees, direct the investments of the Portfolio in accordance with the investment objective, policies and limitations as provided in the Portfolio’s Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the “1940 Act”), and such other limitations as the Portfolio may impose by notice in writing to the Adviser. The Adviser shall also furnish for the use of the Portfolio office space and all necessary office facilities, equipment and personnel for servicing the investments of the Portfolio; and shall pay the salaries and fees of all officers of the Fund, of all Trustees of the Fund who are “interested persons” of the Fund or of the Adviser and of all personnel of the Fund or the Adviser performing services relating to research, statistical and investment activities. The Adviser is authorized, in its discretion and without prior consultation with the Portfolio, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Portfolio. The investment policies and all other actions of the Portfolio are and shall at all times be subject to the control and direction of the Fund’s Board of Trustees.

(b)

Management Services. The Adviser shall perform (or arrange for the performance by its affiliates of) the management and administrative services necessary for the operation of the Fund. The Adviser shall, subject to the supervision of the Board of Trustees of the Fund, perform various services for the Portfolio, including but not limited to: (i) providing the Portfolio with office space, equipment and facilities (which may be its own) for maintaining its organization; (ii) on behalf of the Portfolio, supervising relations with, and monitoring the performance of, any sub-advisers, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable; (iii) preparing all general shareholder communications, including shareholder reports; (iv) conducting shareholder relations; (v) maintaining the Fund’s existence and its records; (vi) during such times as shares are publicly offered, maintaining the registration and qualification of the Portfolio’s shares under federal and state law; and (vii) investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Portfolio as an investment vehicle.

The Adviser shall also furnish such reports, evaluations, information or analyses to the Fund as the Fund’s Board of Trustees may request from time to time or as the Adviser may deem to be desirable. The Adviser shall make recommendations to the Fund’s Board of Trustees with respect to Fund policies, and shall carry out such policies as are adopted by the Trustees. The Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Contract.

 (c)

The Adviser shall place all orders for the purchase and sale of portfolio securities for the Portfolio’s account with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser. The Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees of the Fund shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Portfolio.

The Adviser shall, in acting hereunder, be an independent contractor. The Adviser shall not be an agent of the Portfolio.

2.

It is understood that the Trustees, officers and shareholders of the Fund are or may be or become interested in the Adviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser are or may be or become similarly interested in the Fund, and that the Adviser may be or become interested in the Fund as a shareholder or otherwise.

3.

(a)

For the services and facilities to be furnished hereunder, the Adviser shall receive a monthly management fee equal to the sum of (i) the annual rate of 0.25% of the average daily net assets of the Portfolio (computed in the manner set forth in the Trust Instrument) throughout the month, which is retained by the Adviser and (ii) the total fees payable monthly to the sub-advisers retained by the Fund and the Adviser pursuant to the applicable investment sub-advisory agreements; provided however, that the maximum aggregate annual management fee rate payable by the Portfolio shall not exceed 2.00% of the average daily net assets of the Portfolio.

(b)

The Adviser shall pay the sub-advisers the fees described in clause (a)(ii) above pursuant to, and in accordance with, the investment sub-advisory agreements.

(c)

In the case of initiation or termination of this Contract during any month, the fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect, and the fee computed upon the average net assets for the business days it is so in effect for that month.

4.

It is understood that the Portfolio will pay all its expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Portfolio shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Fund’s Trustees other than those who are “interested persons” of the Fund or the Adviser; (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Fund and the Portfolio’s shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Portfolio; (viii) all other expenses incidental to holding meetings of the Portfolio’s shareholders, including proxy solicitations therefor; (ix) its proportionate share of insurance premiums; (x) its proportionate share of association membership dues; (xi) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (xii) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; and (xiii) such non–recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Portfolio is a party and the legal obligation which the Portfolio may have to indemnify the Fund’s Trustees and officers with respect thereto.

5.

The services of the Adviser to the Portfolio are not to be deemed exclusive, the Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Contract, interfere, in a material manner, with the Adviser’s ability to meet all of its obligations with respect to rendering services to the Portfolio hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Portfolio or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument.

6.

Subject to the prior written approval of the Trustees of the Fund, satisfaction of all applicable requirements under the 1940 Act, and such other terms and conditions as the Trustees may impose, the Adviser may appoint (and may from time to time remove) one or more unaffiliated persons as agent to perform any or all of the services specified hereunder and to carry out such provisions of this Agreement as the Adviser may from time to time direct and may delegate to such unaffiliated persons the authority vested in the Adviser pursuant to this Agreement to the extent necessary to enable such persons to perform the services requested of such person by the Adviser, provided, however, that the appointment of any such agent shall not relieve the Adviser of any of its liabilities hereunder.

7.

(a)

Subject to prior termination as provided in sub-paragraph (d) of this paragraph 7, this Contract shall continue in force until September 30, 2026 and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio.

(b)

This Contract may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission or its staff.

(c)

In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 7, the terms of any continuance or modification of this Contract must have been approved by the vote of a majority of those Trustees of the Fund who are not parties to the Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval (to the extent required by the 1940 Act).

(d)

Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Contract, without payment of any penalty, by action of its Trustees or Board of Directors, as the case may be, or with respect to the Portfolio by vote of a majority of the outstanding voting securities of the Portfolio. This Contract shall terminate automatically in the event of its assignment.

8.

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Fund’s Trust Instrument and agrees that the obligations assumed by the Fund pursuant to this Contract shall be limited in all cases to the Portfolio and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio or any other portfolios of the Fund. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of any portfolio under the Trust Instrument are separate and distinct from those of any and all other portfolios.

9.

The Adviser shall not be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the Adviser and could not have been reasonably prevented by the Adviser through back–up systems and other business continuation and disaster recovery procedures commonly employed by other SEC–registered investment advisers that meet reasonable commercial standards in the investment company industry. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

10.

This Contract shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof. To the extent that the applicable laws of the Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.

11.

The Adviser represents, warrants and agrees that the Adviser is duly registered as an “investment adviser” under the Investment Advisers Act of 1940, as amended from time to time, and as a “commodity pool operator” under the Commodity Exchange Act of 1936, as amended from time to time.

The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FIDELITY RUTLAND SQUARE TRUST II

on behalf of STRATEGIC ADVISERS FIDELITY ALTERNATIVES FUND

By: /s/ Heather Bonner

Heather Bonner

President and Treasurer

STRATEGIC ADVISERS LLC

By: /s/ Christopher J. Rimmer

Christopher J. Rimmer

Treasurer